Aktiv Kapital 2013
Auditor's Report 2013

Report of Independent Auditors

To the Board of Directors of Aktiv Kapital AS:

We have audited the accompanying consolidated financial statements of Aktiv Kapital AS, which comprise the consolidated statement of financial position as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Aktiv Kapital 2013
Auditor's Report 2013

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aktiv Kapital AS at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Ernst & Young AS

Oslo, Norway
October 1, 2014

Aktiv Kapital 2013
Financial Statements

Consolidated Statement of Comprehensive Income
(Amounts in NOK thousands)

Year ended 31 December	Notes	2013	2012	2011

Operating revenue
Interest income on portfolios	3	1 236 322	1 101 889	935 446
Other operating revenue	17	156 989	25 736	15 235
Total operating revenue		1 393 310	1 127 625	950 681

Change in portfolio collection estimates	3	49 289	18 743	116 456
Net operating revenue		1 442 599	1 146 368	1 067 137

Payroll expenses	5,18,20	-249 791	-223 530	-222 172
Depreciation of tangible assets	8	-12 380	-18 279	-20 486
Amortisation of intangible assets	9	-487	-438	-209
Other operating expenses	4	-346 094	-321 806	-297 126
Total operating expenses		-608 752	-564 053	-539 994

Operating profit		833 847	582 315	527 143

Interest and other financial income/(-)expense	6	-106 865	-122 479	-117 879
Foreign exchange gain/(-)loss		52 127	-3 424	6 948
Net financial items		-54 737	-125 904	-110 931

Profit before tax		779 109	456 411	416 212

Income tax income/(-)expense	7	112 718	-121 804	-167 474

Profit after tax for the period		891 827	334 607	248 739

Other comprehensive income, net of tax Items that may be reclassified subsequently to profit or loss
Exchange differences on translation of foreign operations		177 243	-57 440	-1 965
Net change in fair value of available-for-sale financial assets	10	7 871	4 101	1 059
Net gain/(-)loss on hedge of net investment in foreign operations		-9 601	3 960	-5 702
Total items that may be reclassified subsequently to profit or loss		175 513	-49 379	(6,608)

Items that will not be reclassified subsequently to profit or loss
Remeasurement gains (losses) on defined benefit plans		180	0	0
Total items that will not be reclassified subsequently to profit or loss		180	0	0

Total comprehensive income for the period, net of tax		1 067 521	285 229	242 131

Profit attributable to
Equity holders of the parent		891 827	334 607	248 739

Total comprehensive income attributable to
Equity holders of the parent		1 067 521	285 229	242 131

The accompanying notes are an integral part of these financial statements.

Aktiv Kapital 2013
Financial Statements

Consolidated Statement of Financial Position
(Amounts in NOK thousands)

As at 31 December	Notes	2013	2012

Assets
Non-current assets
Tangible assets	8	15 822	15 382
Intangible assets	9	78 792	72 887
Loans and receivables	3	4 831 976	3 688 056
Other financial assets	10	113 384	56 034
Total non-current assets		5 039 974	3 832 359

Current assets
Trade and other receivables	11	220 209	158 957
Prepayments		10 169	7 956
Cash and short-term deposits	12	262 766	225 929
Total current assets		493 144	392 842

Total assets		5 533 118	4 225 201

Equity and liabilities
Equity
Share capital	20	4 505	4 505
Other paid in capital		4 800	3 367
Foreign currency translation reserve		9 004	-168 239
Available-for-sale reserve		13 031	5 160
Net investment hedge reserve		-11 342	-1 741
Retained earnings		2 662 998	1 870 991
Total equity attributable to equity holders of the parent		2 682 996	1 714 044

Liabilities
Non-current liabilities
Interest-bearing loans and borrowings	13	1 910 816	1 323 555
Pension liabilities		1 856	1 984
Deferred tax liabilities	7	25 279	158 654
Total non-current liabilities		1 937 951	1 484 194

Current liabilities
Overdraft facility	13	0	120 606
Interest-bearing loans and borrowings	13	528 154	529 122
Interest-bearing deposits	13	208 699	107 859
Trade and other payables	14	92 022	112 526
Current income tax liabilities	7,22	7 301	55 351
Other current liabilities	15	75 995	101 500
Total current liabilities		912 171	1 026 964

Total liabilities		2 850 121	2 511 158

Total equity and liabilities		5 533 118	4 225 201

The accompanying notes are an integral part of these financial statements.

Aktiv Kapital 2013
Financial Statements

Consolidated Statement of Changes in Equity
(Amounts in NOK thousands)

	Attributable to equity holders of the parent
	Notes	Share capital	Treasury shares	Other paid in capital	Foreign currency translation reserve	Available- for-sale reserve	Net investment hedge reserve	Retained earnings	Total equity

Balance at 31 December 2010		4 719	-215	5 274	-108 834	0	0	2 182 667	2 083 612
Profit for the period		0	0	0	0	0	0	248 739	248 739
Other comprehensive income, net of tax		0	0	0	-1 965	1 059	-5 702	—	-6 608
Total comprehensive income		0	0	0	-1 965	1 059	-5 702	248 739	242 131
Share-based payment transactions		0	0	-4 355	0	0	0	4 439	84
Dividend		0	0	0	0	0	0	-900 950	-900 950

Balance at 31 December 2011		4 719	-215	919	-110 799	1 059	-5 702	1 534 895	1 424 876
Transitional effect of IAS19R net of tax 1 January 2012		0	0	0	0	0	0	1 490	1 490

Balance at 1 January 2012		4 719	-215	919	-110 799	1 059	-5 702	1 536 384	1 426 366
Profit for the period		0	0	0	0	0	0	334 607	334 607
Other comprehensive income, net of tax		0	0	0	-57 440	4 101	3 960	0	-49 378
Total comprehensive income		0	0	0	-57 440	4 101	3 960	334 607	285 229
Share-based payment transactions	19	0	0	2 449	0	0	0	0	2 449
Cancellation of treasury shares	20	-215	215	0	0	0	0	0	0

Balance at 31 December 2012	20	4 505	0	3 367	-168 239	5 160	-1 741	1 870 991	1 714 044
Profit for the period		0	0	0	0	0	0	891 827	891 827
Other comprehensive income, net of tax		0	0	0	177 243	7 871	-9 601	180	175 693
Total comprehensive income		0	0	0	177 243	7 871	-9 601	892 007	1 067 521
Share-based payment transactions	19	0	0	1 432	0	0	0	0	1 432
Dividend	21	0	0	0	0	0	0	-100 000	-100 000

Balance at 31 December 2013	20	4 505	0	4 800	9 004	13 031	-11 342	2 662 998	2 682 996

The accompanying notes are an integral part of these financial statements.

Aktiv Kapital 2013
Financial Statements

Consolidated Statement of Cash Flows
(Amounts in NOK thousands)

Year ended 31 December	Notes	2013	2012	2011

Cash flows from operating activities
Profit after tax for the period		891 827	334 607	248 739
Tax expense	7	-112 718	121 804	167 474
Income tax paid		-63 189	-109 300	-66 818
Net interest expense		100 630	57 177	84 564
Net interest paid		-90 714	-87 111	-73 815
Depreciation and amortisation of assets	8,9	12 867	18 717	20 695
Gain on disposal of subsidiary		-111 159	0	-4 599
Share based payment expense	19	1 432	2 449	84
Changes in prepayments, trade and other receivables	11	-20 785	-34 141	9 298
Changes in trade and other payables	14	-21 517	-2 904	-8 733
Changes in other financial assets and other current liabilities	15	-25 676	8 834	34 758
Changes in net pension funds		51	-66	853
Cash received on portfolios	3	1 870 095	1 634 522	1 443 426
Interest earned on portfolios (incl. change portfolio collection estimates)	3	-1 287 358	-1 120 632	-1 051 901
Net cash generated from operating activities		1 143 788	823 955	804 021

Cash flows from investing activities
Purchase of tangible assets	8	-11 754	-3 862	-8 719
Purchase of intangible assets	9	-2 928	0	-1 317
Disposal of subsidiary, net of cash disposed of		204 414	0	-272 076
Purchase of loans and receivables 1)	3	-1 388 833	-1 166 693	4 599
Other investments	10,11	439 387	-186 736	-114 263
Sales of other investments		67 507	0	0
Repayments on other investments	10,11	-568 218	151 294	9 179
Net cash generated from / (-) used in investing activities		-1 260 426	-1 205 997	-382 595

Cash flows from financing activities
Dividends paid to equity holders of the parent	21	-100 000	0	-900 950
Proceeds from borrowings		1 684 853	1 016 882	2 247 333
Repayments of borrowings		-1 345 674	-921 938	-1 371 754
Net proceeds/repayments of client liabilities related to AK Spar		93 024	-36 328	125 773
Net cash generated from / (-) used in financing activities		332 204	58 616	100 402

Changes in cash and bank overdrafts
Net increase in cash and bank overdrafts		215 566	-323 426	521 829
Net foreign exchange differences		-58 123	-32 031	-9 885
Cash and bank overdrafts at beginning of the period 2)	12,13	105 323	460 779	-51 164
Cash and bank overdrafts at the end of the period 2)		262 766	105 323	460 779
1) The purchase of loans and receivables presented in the consolidated statement of cash flows is the acquisition net of put-backs and reduced acquisition price of portfolios acquired,
2) Cash and bank overdrafts includes cash and short-term deposits and overdraft facility from the consolidated statement of financial position.

The accompanying notes are an integral part of these financial statements.

Aktiv Kapital 2013
Notes

Notes to Consolidated Financial Statements
01 General information
Aktiv Kapital AS and its subsidiaries (together the Group) operates in the Portfolio segment. The Portfolio segment consists of the acquisition, management and collection of unsecured non-performing loans.

Aktiv Kapital AS is a private limited liability company incorporated and domiciled in Norway. The Company’s registered office is at Christian Krohgs Gate 16, N-0186 Oslo, Norway.

The consolidated financial statements of the Group were authorised for issue by Management on 1 October 2014.
02 Summary of significant accounting policies
2.1 Basis of preparation
The consolidated financial statements of the Company and all its subsidiaries have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations set by the International Accounting Standards Board (IASB).

The consolidated financial statements have been prepared on a historical cost basis except for share-based payments, available-for-sale investments and interest rate swaps which are recorded at fair value. The consolidated financial statements are presented in Norwegian kroner (NOK) and all values are rounded to the nearest thousand (NOK 000) except when otherwise indicated. As a result of rounding differences, numbers or percentages may not add up to the total. Aktiv Kapital AS has from 2010 been permitted by Norwegian authorities to publish its financial statements in English only.

The consolidated financial statements of the Group have been prepared on the basis of uniform accounting principles for similar transactions and events under otherwise similar circumstances.

The policies set out below have been consistently applied to all the years presented unless otherwise stated.

2.2 Consolidation principles
The consolidated financial statements are comprised of the financial statements of the Company and entities where the Company has controlling interest (subsidiaries). Controlling interest is achieved when the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The Company obtains and exercises control through direct or indirect voting rights. Controlling interest will normally exist when the Company has voting rights of more than 50% through ownership or agreements.

The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of comprehensive income from the date control is obtained and until the control ceases. Intercompany transactions, balances, revenues and expenses are eliminated in consolidation. This also applies for unrealised internal gains and losses.

2.3 Foreign currency translation and transactions
The Group’s consolidated financial statements are presented in Norwegian kroner, which is also the Parent company’s functional currency.

Each entity in the Group determines its own functional currency based on local operations and items included in the financial statements of each entity are measured using that functional currency.

Income statements and balance sheets of Group companies (none in hyperinflationary economies) with functional currency other than presentation currency are translated as follows:

Aktiv Kapital 2013
Notes

a)	assets and liabilities for each balance sheet presented (i.e. including comparatives) are translated at the closing rate at the date of the balance sheet;

b)
income and expenses for each income statement (i.e. including comparatives) are translated at average rate for the period (if the rates fluctuate significantly, exchange rates at the dates of the transactions are applied); and

c)
all exchange differences are recognised as a separate component of equity until the net investment is disposed of. At this moment the cumulative amount in the translation reserve related to the foreign operation is reclassified to profit or loss as part of the gain or loss on disposal.

Transactions in foreign currencies are initially recorded at the rate of the functional currency at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the balance sheet date. All differences are taken to profit or loss.

When the settlement of a monetary item receivable from or payable to a foreign operation is neither planned nor likely in the foreseeable future, foreign currency gains and losses arising from such item are considered to form part of a net investment in the foreign operation and are recognised in other comprehensive income, and presented in a separate component of equity.

The Group applies hedge accounting to foreign currency differences arising between the functional currency of the foreign operation and the Company’s functional currency (Norwegian kroner), regardless of whether the net investment is held directly or through an intermediate parent.

Foreign currency differences arising on the retranslation of a financial liability designated as a hedge of net investment in a foreign operation are recognised in other comprehensive income to the extent that the hedge is effective, and are presented in a separate component of equity. To the extent that the hedge is ineffective, such differences are recognised in profit or loss. When the hedged net investment is disposed of, the relevant amount in the translation reserve is transferred to profit or loss as part of the gain or loss on disposal.

2.4 Critical accounting estimates
The preparation of the Group’s consolidated financial statements requires Management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. In the process of applying the Group’s accounting policies, Management has made the following judgements, which have the most significant effect on the amounts recognised in the consolidated financial statements:

Revenue recognition
The Group uses the effective interest rate method to account for loans and receivables. The use of the effective interest rate method requires the Group to estimate future cash flows from loans and receivables at each balance sheet date. The underlying estimates that form the basis for revenue recognition depends on variables such as the ability to contact the customer and reach an agreement, timing of cash flows, general economic environment and statutory regulations. Deviations between the estimated future cash flows and actual cash flows for a period are recognised as “Interest income on portfolios” in the consolidated statement of comprehensive income. If the estimations for future periods are revised, the Group adjusts the carrying amount of the portfolios and loans to reflect actual and revised estimated cash flows in accordance with IAS 39 paragraph AG8. Events or changes in assumptions and Management’s judgement will affect the recognition of revenue in the period. Further details are included in note 3.

Aktiv Kapital 2013
Notes

Revaluation of portfolios
Management reviews and evaluates the cash flow forecast for all portfolios on a regular basis. Negative revaluations are a result of Management’s lowered estimates of future cash flows for some portfolios that have not performed as expected. The change in collection estimates resulting in positive revaluations is related to portfolios which have performed significantly over forecast. Positive revaluations are also including the effect of adding a year on the rolling 10-year cash flow forecasts. These reviews and evaluations include a high degree of judgement when estimating 10-year cash flow forecasts. The effect of revaluations is recognised as “Change in portfolio collection estimates” in the consolidated statement of comprehensive income. Further details are included in note 3.

Book value of portfolios
Loans and receivables (portfolios) consist mainly of acquired non-performing unsecured loans and non-derivative financial assets without fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortised cost using the effective interest method. Events or changes in assumptions and Management’s judgement will affect the estimated cash flow for the portfolios and therefore also the net present value of future cash flows and the book value of the portfolios. Further details are included in note 3.

Impairment of goodwill
The Group determines whether goodwill is impaired when circumstances indicate that there may be a potential impairment. Estimating recoverable amounts of assets are partly based on Management’s evaluation, including estimates of future performance, revenue generating capacity of the assets, and assumptions of the future market conditions. Changes in circumstances and in Management’s estimation of future events may give rise to impairment losses. Impairment of goodwill is evaluated on an annual basis and determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units) to which the goodwill relates. Estimating the recoverable amount requires the Group to make assumptions regarding the expected future cash flow and the discount rate used to calculate the net present value of those cash flows. Further details are included in note 9.

Pension and other post-employment benefits
The cost of defined benefit pension plans is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, expected rates of return on assets, future salary increases, mortality rates and future pension increases. Due to the long-term nature of these plans, such estimates are subject to significant uncertainty.

Deferred tax assets
Deferred tax assets are recognised for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant Management judgment is required to determine the amount of deferred tax assets that can be recognised based upon the likely timing and level of future taxable profits together with future tax planning strategies. Further details are included in note 7.

2.5 Tangible assets
Tangible assets are stated at cost, excluding the costs of day-to-day servicing, less accumulated depreciation and accumulated impairment in value. Such cost includes the cost of replacing part of such tangible assets when that cost is incurred if the recognition criteria are met. Depreciation is calculated on a straight-line basis over the useful life of the assets. The useful lives of tangible assets, machinery and fixtures are three to ten years.

The carrying values of tangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

A tangible asset is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the tangible asset (calculated as the difference between the net disposal proceeds and the carrying amount of the tangible asset) is included in profit or loss in the year the tangible asset is derecognised.

The tangible assets’ residual values, useful lives and methods are reviewed, and adjusted if appropriate, at each financial year-end.

Aktiv Kapital 2013
Notes

2.6 Intangible assets
(a) Goodwill
Goodwill acquired in a business combination is initially measured at cost, being the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Each unit or group of units to which the goodwill is so allocated represents the lowest level within the Group at which the goodwill is monitored for internal management purposes.

(b) Other intangible assets
Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. The Group’s intangible assets are assessed to be finite except goodwill. Intangible assets with finite lives are amortised on a straight-line basis over the useful economic life (three years) and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life is reviewed at least at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in profit or loss as an expense and included in “Amortisation of intangible fixed assets”.

2.7 Impairment of fixed assets and other non-current assets
The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Impairment losses of continuing operations are recognised in profit or loss in those expense categories consistent with the function of the impaired asset.

An assessment is made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in profit or loss. After such a reversal the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

2.8 Investments, other financial assets and liabilities
Financial assets and liabilities in the scope of IAS 39 are classified as either financial assets or financial liabilities at fair value through profit or loss, loans and receivables, held-to-maturity investments, other financial liabilities or available-for-sale financial assets, as appropriate.

Aktiv Kapital 2013
Notes

Loans and receivables (portfolios) are classified as loans and receivables under IAS 39.

When financial assets and financial liabilities are recognised initially, they are measured at fair value, which normally will be transaction price, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs. The Group determines the classification of its financial assets and financial liabilities after initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year-end. All regular way purchases and sales of financial assets are recognised on the trade date, i.e. the date that the Group commits to purchase the asset.

(a) Loans and receivables (portfolios)
Loans and receivables (portfolios) consist mainly of acquired non-performing unsecured loans and non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are carried at amortised cost using the effective interest method. All portfolios are classified as non-current assets in the consolidated statement of financial position.

Acquired portfolios of non-performing loans consists of individual accounts. Acquisition agreements could consist of different segments of accounts based on their attributes with different pricing. Different segments could create one portfolio for accounting purposes. Each portfolio is initially recorded at cost which includes external cost of acquiring the portfolio. The portfolio is accounted for as a single unit for the recognition of income, principal payments and adjustments from recalculation of the estimated future cash flows.

Similar attributes will be accounts under the same jurisdiction and type of debt; unsecured defaulted consumer debt, secured loans, defaulted secured loans, mortgages, car loans, healthcare loans and corporate debt.

Significant estimates have been made by Management with respect to the collectability of future cash flows from portfolios. The cash flow estimates are prepared by Management on a rolling 10 year basis. If the cash flow estimates are revised, the carrying amount is recalculated by computing the present value of estimated future cash flows using the original effective interest rate. A reduction in the carrying amount is recorded as a reduction in income while an increase in the carrying amount is recognised as an increase in income. Both are recorded as adjustments to “Change in portfolio collection estimates” in the consolidated statement of comprehensive income. See also paragraph 2.4.

Management’s interpretations of historical cash flows, type of receivable, age, face value of the individual account and experience from other portfolios form the basis for the cash flow estimates. As these estimates are prepared on a rolling 10 year basis, an additional year is included in the 10 year cash flow forecast each year. The effect of including an additional year is recorded as an adjustment to “Change in portfolio collection estimates” in the consolidated statement of comprehensive income. Actual results may differ from the estimates, making it reasonably possible that a change in estimates could occur within one year and impact the carrying value of the related loans and receivables. On a monthly basis, Management reviews the estimates of future cash flows and whether it is reasonably possible that its assessment of collectability may change based on actual results and other factors that may have an impact on the estimates.

From time to time, the Group acquires portfolios on a forward flow basis. This means that a contract is established for purchases of debts at an agreed price in percentage, but where the volumes of debts are not fully known at the time of agreement. The acquisition (delivery) of forward flow debts can be done on weekly, monthly or quarterly basis. For reporting and IFRS evaluation purposes, the Group combines these acquisitions into quarterly portfolio pools, and sets future collection expectations based on these combined quarterly pools. The internal rate of return can therefore vary from each quarterly pool based on content of the pool.

(b) Interest-bearing debt
All loans and borrowings are initially recognised at the fair value of the instrument less directly attributable transaction costs. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest method. Gains and losses are recognised in net financial items when the liabilities are derecognised as well as through the amortisation process.

Aktiv Kapital 2013
Notes

The upfront fees are a part of the borrowing cost and are recognised as an expense in accordance with the effective interest method.

(c) Trade and other receivables
Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognised in the consolidated statement of comprehensive income.

(d) Financial assets at fair value through profit or loss
A financial asset is classified as at fair value through profit or loss if it is classified as held-for-trading or is designated as such on initial recognition. Financial assets are designated as at fair value through profit or loss if the Group manages such investments and makes purchase and sale decisions based on their fair value. Attributable transactions costs are recognised in profit or loss as incurred. Financial assets at fair value through profit or loss are measured at fair value and changes therein, which take into account any dividend income, are recognised in profit or loss.

(e) Available-for-sale financial assets
Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale or are not classified in any of the other categories of financial assets. Available-for-sale financial assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at fair value and changes therein are recognised in other comprehensive income and presented in the available-for-sale reserve in equity net of taxes. When an investment is derecognised, the gain or loss accumulated in equity is reclassified to profit or loss. Available-for-sale financial assets comprise of fund investments.

2.9 Cash and cash equivalents
Cash and short-term deposits in the balance sheet comprise cash at banks and in hand and short-term deposits with an original maturity of three months or less.

2.10 Derecognition of financial assets and liabilities
(a) Financial assets
A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognised when:

•	the rights to receive cash flows from the asset have expired;

•	the Group retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass-through’ arrangement; or

•
the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognised to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

(b) Financial liabilities
A financial liability is derecognised when the obligation under the liability is discharged, cancelled or expired. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in profit or loss.

Aktiv Kapital 2013
Notes

2.11 Impairment of financial assets
The Group assesses at each balance sheet date whether a financial asset or group of financial assets is impaired (see note 2.8a for revaluations of portfolios).

2.12 Provisions
Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of comprehensive income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognised as a borrowing cost.

2.13 Pension benefits
The Group has both defined benefit and defined contribution plans. A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

For defined contribution plans, the Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual or voluntary basis. The contributions are recognised as employee benefit expense when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

2.14 Leases
The determination of whether an arrangement is, or contains a lease, is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset. Finance leases, which transfer to the Group substantially all the risks and benefits incidental to ownership of the leased item, are capitalised at the inception of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income. Capitalised leased assets are depreciated over the shorter of the estimated useful life of the asset and the lease term, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term. Operating lease payments are recognised as an expense in profit or loss on a straight-line basis over the lease term.

2.15 Revenue recognition
Revenue is recognised to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. The following specific recognition criteria must be met before revenue is recognised:

Interest income (Portfolio)
Interest income is recognised in profit or loss for all instruments measured at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial asset and of allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument, or when appropriate, a shorter period to the net carrying amount of the financial asset. When calculating the effective interest rate, the Group estimates future cash flows. The calculation includes all fees paid and transaction costs.

In connection with portfolio acquisitions, the effective interest rate is calculated provisionally based on the acquisition cost and estimated future cash flows.

Income on portfolios is accrued quarterly based on each portfolios effective interest rate. Monthly cash flows greater

Aktiv Kapital 2013
Notes

than the cash flow forecast for the same period are recorded as income in the period. Likewise, monthly cash flows that are less than the monthly cash flow forecast for the same period are recorded as a reduction of income in the period. Compensation received as a result of regulatory changes or due to price adjustments for portfolios acquired are recorded as an adjustment to the balance sheet.

2.16 Taxes
(a) Current tax
Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the balance sheet date.

(b) Deferred tax
Deferred income tax is computed using the liability method on temporary differences at the balance sheet date between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognised for all taxable temporary differences, except:

•
where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, the carry-forward of unused tax credits and unused tax losses can be utilised, except:

•
where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•
in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilised.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised. Unrecognised deferred income tax assets are reassessed at each balance sheet date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the balance sheet date.

Income tax relating to items recognised directly in equity is recognised in equity and not in the consolidated statement of comprehensive income.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Aktiv Kapital 2013
Notes

2.17 Equity
Share capital is determined using the nominal value of shares that have been issued.

Other paid in capital consists of the effect of share-based payment transactions. Effect of available-for-sale investments, net investment hedges and foreign currency translation effects are included in separate components of equity.

Retained earnings include all other equity, including current and prior period results as disclosed in the consolidated statement of comprehensive income.

2.18 Dividends
Dividends proposed by the Board of Directors are not recorded in the Group’s financial statements until they have been approved by the shareholders at the Shareholder’s General Meeting.

2.19 Derivative financial instruments
The Group uses derivative financial instruments such as interest rate swaps to hedge its risks associated with interest rates. Such derivative financial instruments are initially and subsequently measured at fair value.

Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. Any gains or losses arising from changes in fair value on derivatives during the year are taken directly to the consolidated statement of comprehensive income.

2.20 Related parties
Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also related if they are subject to common control or common significant influence. All transactions between the related parties are based on the principle of ‘arm’s length’ (estimated market value).

2.21 Balance sheet classification
Current assets and short-term liabilities include items due less than one year from the balance sheet date, and items tied to the operating cycle, if longer. The current portion of long-term debt is included as current liabilities. Other assets are classified as non-current assets.

2.22 Share-based payments
The grant date fair value of warrants granted to employees is recognised as an employee expense, with a corresponding increase in equity over the period that the employees become unconditionally entitled to the warrants. The amount recognised as an expense is adjusted to reflect the actual number of warrants for which the related service and non-market vesting conditions are met. To calculate the fair value of the warrants, the Black & Scholes pricing model has been used.

2.23 Consolidated statement of cash flows
The indirect method is used for the consolidated statement of cash flows. The foreign exchange effect on operating activities has not been included as an adjustment to the consolidated statement of cash flows.

For the purpose of the consolidated statement of cash flows, cash and bank overdraft consist of cash and cash equivalents as defined in 2.9, net of outstanding bank overdrafts.

2.24 Adoption of new and revised standards and interpretations
The Group will generally adopt all new and revised standards and interpretations issued by IASB and IFRIC if relevant to the business and come into force as of 1 January for the year.

(a) New and amended standards adopted by the Group
The accounting policies adopted are consistent with those of the previous financial year, except for the following new and amended IFRS and IFRIC interpretations effective as of 1 January 2013:

Aktiv Kapital 2013
Notes

•	IAS 1 Presentation of Items of Other Comprehensive Income - Amendments to IAS 1

•	IFRS 13 Fair Value Measurement

•	IAS 19 Employee Benefits (Revised)

•	IFRS 10 Consolidated Financial Statements

•	IFRS 11 Joint Arrangements

•	IFRS 12 Disclosure of Involvement with Other Entities

•	IFRS 10, IFRS 12 and IAS 27 Investment Entities (Amendments)

•	Improvements to IFRSs 2009-2011 Cycle (May 2012)

The adoption of the standards or interpretations is described below:

•
IAS 1 Presentation of Items of Other Comprehensive Income - Amendments to IAS 1 - The amendments to IAS 1 introduce a grouping requirement for items presented in OCI. Items that will be reclassified or recycled to profit or loss in the future will be presented separately from items that will never be reclassified. The adoption of the amendment did not have any impact on the financial position or performance of the Group, only presentation.

•
IFRS 13 Fair Value Measurement - IFRS 13 establishes a single source of guidance under IFRS for all fair value measurements. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under IFRS when fair value is required or permitted. The standard has had no significant impact on the financial position, performance of the Group or presentation except for additional disclosure requirements. There are some new requirements and other requirements previously covered in other standards.

•
IAS 19 Employee Benefits (Revised) - There are numerous amendments to IAS 19. These range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and re-wording. The amendment had a limited effect on the Group’s financial statements.

•
IFRS 10 Consolidated Financial Statements - IFRS 10 replaced the portion of IAS 27 Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC-12 Consolidation Special Purpose Entities. IFRS 10 established a single control model that applies to all entities including special purpose entities. The changes introduced by IFRS 10 require management to exercise significant judgement to determine which entities are controlled, and therefore, are required to be consolidated by a parent, compared with the requirements that were in IAS 27. The adoption of the standard has had no effect for the Group.

•
IFRS 11 Joint Arrangements - IFRS 11 replaced IAS 31 Interests in Joint Ventures and SIC-13 Jointly-controlled Entities - Non-monetary Contributions by Venturers. IFRS 11 removed the option to account for jointly controlled entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. The application of this standard has not impacted the financial position of the Group as the Group has no Joint Arrangements.

•
IFRS 12 Disclosure of Involvement with Other Entities - IFRS 12 includes all of the disclosures that were previously in IAS 27 related to unconsolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28. These disclosures relate to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. The application of this standard has not impacted the Group.

•
IFRS 10, IFRS 12 and IAS 27 Investment Entities (Amendments) - The investment entities amendments apply to investments in subsidiaries, joint ventures and associates held by a reporting entity that meets the definition of an investment entity as defined in IFRS 10. The amendments do not impact the Group accounts.

Improvements to IFRSs
In May 2012, the IASB issued its amendments to its standards, primarily with a view to removing inconsistencies and clarifying wording. There are separate transitional provisions for each standard. The amendments did not have any impact on the accounting policies, financial position or performance of the Group. The amendments were as follows:

•	IFRS 1 First-time Adoption of International Financial Reporting Standards - Repeated application of IFRS 1

•	IFRS 1 First-time Adoption of International Financial Reporting Standards - Borrowing costs

•	IAS 1 Presentation of Financial Statements - Clarification of requirements for comparative information

•	IAS 16 Property, Plant and Equipment - Classification of servicing equipment

Aktiv Kapital 2013
Notes

•	IAS 32 Financial Instruments: Presentation - Tax effects of distributions to holders of equity instruments

•	IAS 34 Interim Financial Reporting - Interim financial reporting and segment information for total assets and liabilities

The following standards or interpretations and amendments to standards or interpretations did not have any impact on the accounting policies, financial position or performance of the Group:

•	IFRS 1 Government Loans - Amendments to IFRS 1

•	IFRS 7 Disclosures - Offsetting Financial Assets and Financial Liabilities - Amendments to IFRS 7

•	IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine

(b) New standards and interpretations not yet adopted
A number of new standards, amendments to standards and interpretations are effective for annual periods beginning on or after 1 January 2014, and have not been applied in preparing these consolidated financial statements. None of these are expected to have a significant effect on the consolidated financial statements of the Group. The Group does not plan to adopt any new standards nor interpretations before they become mandatory.

IAS 19 Defined Benefit Plans: Employee Contributions - Amendments to IAS 19
The amendments clarify that, if the amount of the contributions is independent of the number of years of service, an entity is permitted to recognise such contributions as a reduction in the service cost in the period in which the service is rendered, instead of allocating the contributions to the periods of service. The amendments become effective for annual periods beginning on or after 1 July 2014.

IAS 32 Offsetting Financial Assets and Financial Liabilities - Amendments to IAS 32
The amendments to IAS 32 clarify

•	The meaning of “currently has a legally enforceable right to set-off”

•	The application of the IAS 32 offsetting criteria to settlement systems, which apply gross settlement mechanisms that are not simultaneous

•
That rights of set-off must not only be legally enforceable in the normal course of business, but must also be enforceable in the event of default and the event of bankruptcy or insolvency of all of the counterparties to the contract, including the reporting entity itself.

•	That rights of set-off must not be contingent on a future event.

•
That only gross settlement mechanisms with features that eliminate or result in insignificant credit and liquidity risk and that process receivables and payables in a single settlement process or cycle would be, in effect, equivalent to net settlement and, therefore, meet the net settlement criterion.

The amendments become effective for annual periods beginning on or after 1 January 2014.

IAS 36 Recoverable Amount Disclosures for Non-Financial Assets - Amendments to IAS 36
The amendments clarify the disclosure requirements in respect of fair value less costs of disposal. When IAS 36 Impairment of Assets was originally changed as a consequence of IFRS 13, the IASB intended to require disclosure of information about the recoverable amount of impaired assets if that amount was based on fair value less costs to sell. An unintended consequence of the amendments was that an entity would be required to disclose the recoverable amount for each cash-generating unit for which the carrying amount of goodwill or intangible assets with indefinite useful lives allocated to that unit was significant in comparison with the entity’s total carrying amount of goodwill or intangible assets with indefinite useful lives. This requirement has been deleted by the amendment. IASB has also added two disclosure requirements. The amendments become effective for annual periods beginning on or after 1 January 2014.

IAS 39 Novation of Derivatives and Continuation of Hedge Accounting - Amendments to IAS 39
The amendments provide an exception to the requirement to discontinue hedge accounting in certain circumstances in which there is a change in counterparty to a hedging instrument in order to achieve clearing for that instrument. The amendments become effective for annual periods beginning on or after 1 January 2014.

Aktiv Kapital 2013
Notes

IFRS 9 Financial Instruments
IFRS 9 (2014) was issued as a complete standard including the requirements previously issued and the additional amendments to introduce a new expected loss impairment model and limited changes to the classification and measurement requirements for financial assets. This amendment completes the IASB’s financial instruments project and the Standard is effective for reporting periods beginning on or after 1 January 2018 with early adoption permitted.

IFRIC 21 Levies
The interpretation clarifies that an entity recognises a liability for a levy when the activity that triggers payment, as identified by the relevant legislation, occurs. It also clarifies that a levy liability is accrued progressively only if the activity that triggers payment occurs over a period of time, in accordance with the relevant legislation. For a levy that is triggered upon reaching a minimum threshold, the interpretation clarifies that no liability is recognised before the specified minimum threshold is reached. The interpretation becomes effective for annual periods beginning on or after 1 January 2014.

Improvements to IFRSs 2010-2012 cycle
In December 2013, the IASB issued seven amendments to six standards. The amendments become effective for annual periods beginning on or after 1 July 2014. The amendments were as follows:

•	IFRS 2 Share-based Payment - Amendment to the definitions of vesting conditions

•	IFRS 3 Business Combinations - Amendment to the accounting for contingent consideration in a business combination

•	IFRS 8 Operating Segments - Amendments to the aggregation of operating segments and amendments to the reconciliation of the total of the reportable segments’ assets to the entity’s assets

•
IFRS 13 Fair Value Measurement - Amendment clarifies that short-term receivables and payables with no stated interest rates can be measured at invoice amounts when the effect of discounting is immaterial

•
IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets - Amendment clarifies that the asset may be revalued by reference to observable data on either the gross or the net carrying amount and also clarifies that accumulated depreciation/amortisation is the difference between the gross and carrying amounts of the asset.

•	IAS 24 Related Party Disclosures - Amendment clarifies that a management entity, an entity that provides key management personnel services, is a related party.

Improvements to IFRSs 2011-2013 cycle
In December 2013, the IASB issued four amendments to four standards. The amendments become effective for annual periods beginning on or after 1 July 2014. The amendments were as follows:

•	IFRS 1 First-time Adoption of International Financial Reporting Standards - Amendment clarifies the meaning of ‘effective IFRSs’

•	IFRS 3 Business Combinations - Amendment clarifies scope exceptions for joint ventures

•	IFRS 13 Fair Value Measurement - Amendment clarifies that the portfolio exception in IFRS 13.52

•	IAS 40 Investment Property - Amendment clarifies interrelationship between IFRS 3 and IAS 40 (ancillary services)
03 Financial risk management
3.1 Market risk
The Group’s activities are exposed to financial risks: market risk, currency and interest rate risk, credit risk, liquidity risk and cash flow risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance.

(a) Market and regulatory environment
The prime market risk for the Group is related to general economic conditions and statutory regulations in various geographical markets which have an impact on the debtors’ ability to pay and vendors’ criteria for selling portfolios of loans and receivables.

The services and products offered in the respective geographical markets are subject to strict local laws and regulations,

Aktiv Kapital 2013
Notes

including requirements for lending, ownership and debt collection licenses, as well as legislation concerning personal data protection. Any legislative changes concerning consumer credit could affect the Group’s earnings, market position and range of products and services.

(b) Currency and interest rate risk
The Group’s finance strategy is to manage and limit both currency and interest rate risk.

The secured loans, the financing of the investment segments, are made in relevant currencies reflecting the underlying expected future cash flow from the loans and receivables. As at 31 December 2013, the secured and unsecured loans amounted to NOK 2 680.8 million (including unamortised arrangement fee of NOK 33.2 million) and reflecting a currency basket with EUR 40%, GBP 37%, SEK 9%, USD 7%, CAD 3% and NOK 4%.

The interest exposures related to the borrowed amount in different currencies are reduced by using interest rate swaps in GBP, EUR, SEK and NOK. As at 31 December 2013, the secured loans were hedged by 79%. The exposure to interest rates, based on long-term loans as at 31 December 2013 and taking the mentioned interest rate swaps into consideration, implies that an interest increase of 1 percentage point on all floating interest rates will reduce the Group’s annual profits by NOK 7.4 million.

In general, changes in macroeconomic factors such as interest rates may impact the debtors’ ability to repay their debt and thereby influence the future cash flow received from the portfolios.

The Group’s secured loans for financing the acquisition of loans and receivables in the subsidiaries are in various currencies, which imply exposure to currency fluctuations. The operational currency risk is reduced by the fact that these loans are drawn in the same currency as the loans and receivables. This exposure is under constant review, and the Group has no external currency hedging instrument as of 31 December 2013.

During 2013, the Group held SEK 32.0 million - SEK 300.0 million of debt designated as hedges of net investments in foreign entities. The hedges were assessed to be highly effective. At 31 December 2013 there are no debt designated as hedges. Total accumulated gain recognised in other comprehensive income is NOK 15.5 million. There is no ineffectiveness recognised in 2013.

The currency sensitivity analysis shown below is based on portfolio book value as at 31 December 2013, net of currency loans, and presents the net effect to the consolidated statement of comprehensive income.

Net effect portfolio and loan

Currency	31 Dec rates	NOK strengthening -20%	NOK strengthening -10%	NOK weakening 10%	NOK weakening 20%

CAD	5.7160	-23 143	-11 571	11 571	23 143
CHF	6.8381	-11 738	-5 869	5 869	11 738
DKK	1.1237	-3 178	-1 589	1 589	3 178
EUR	8.3825	-194 633	-97 316	97 316	194 633
GBP	10.0530	-202 552	-101 276	101 276	202 552
SEK	0.9472	-57 546	-28 773	28 773	57 546
USD	6.0837	-7 802	-3 901	3 901	7 802
Total		-500 592	-250 296	250 296	500 592

(c) Credit risk
Most of the loans and receivables are unsecured. As long as there is uncertainty about the ability of debtors to fulfil their obligations, there will also be considerable risk linked to cash collected from the Group’s loans and receivables. Management’s view is that the real credit risk exposure is reduced through the price discount paid on acquisition of the portfolios.

Aktiv Kapital 2013
Notes

In order to minimise the credit risk exposure, the Group continues to invest in staff with a broad experience in credit management, and focus on increased analytical approach to portfolio assessments.

Maximum exposure to credit risk

	2013	2012	2011

Cash and short-term deposits	262 766	225 929	460 779
Trade receivables	4 627	2 817	1 115
Short-term interest-bearing receivables 1)	158 856	115 957	95 232
Other receivables	56 726	40 183	2 223
Loans and receivables	4 831 976	3 688 056	3 096 850
Other long-term investments 2)	109 301	51 716	19 133
Other long-term receivables	4 083	4 318	5 833
Total as at 31 December	5 428 335	4 128 977	3 681 165
1)The short-term interest-bearing receivables of NOK 158.9 million at 31 December 2013 relates to an agreement with a bridge finance provider in the UK (short term). See also note 12.
2)The other long-term investments of NOK 109.3 million at 31 December 2013 relates investments in a private equity fund and the agreement with a bridge finance provider in the UK (long term). See also note 11.

(d) Liquidity risk
The Group’s multicurrency term loan, multicurrency revolving credit facility, subordinated loan and overdraft facility (as described in note 13), totalling NOK 2 680.8 million ensures necessary funding in order to meet future payment obligations. As at 31 December 2013, the parent company held unused credits totalling NOK 150.0 million (unused overdraft) and cash and short-term deposits of NOK 262.8 million.

The table below summarises the maturity profile of the Group’s financial liabilities based on contractual undiscounted payment.

2013

	On demand	6 months or less	6-12 months	1-2 years	2-5 years	More than 5 years

Interest-bearing loans and borrowings LT	0	-22 550	-21 753	-495 872	-1 504 757	0
Overdraft facility	0	0	0	0	0	0
Interest-bearing loans and borrowings ST	0	-189 313	-343 548	0	0	0
Interest-bearing deposits	-208 699	0	0	0	0	0
Trade and other payables	-992	-74 903	-8 759	-2 038	-3 554	0
Current income tax liabilities	-6	0	-2 821	0	0	0
Other current liabilities	-3 855	-65 142	-14 626	-33 289	-17 516	8 507
Total	-213 551	-351 908	-391 507	-531 200	-1 525 826	8 507
2012

	On demand	6 months or less	6-12 months	1-2 years	2-5 years	More than 5 years

Interest-bearing loans and borrowings LT	0	-3 475	-3 475	-301 861	-1 122 569	0
Overdraft facility	0	-5 224	-5 224	-10 448	-133 666	0
Interest-bearing loans and borrowings ST	0	-381 171	-184 122	0	0	0
Interest-bearing deposits	-107 859	0	0	0	0	0
Trade and other payables	-2 041	-105 816	-1 011	-288	-864	-2 604
Current income tax liabilities	-65	-43 941	-845	-10 786	0	0
Other current liabilities	-16 529	-57 038	-9 679	-12 150	-7 046	-579
Total	-126 495	-596 665	-204 357	-335 534	-1 264 144	-3 184

Aktiv Kapital 2013
Notes

(e) Capital structure (see note 13)
The Group’s interest-bearing debt net of cash and cash equivalents was NOK 2 418.1 million at 31 December 2013. Total equity, net of intangible assets, was NOK 2 579.6 million and total assets, net of intangible assets, was NOK 5 454.3 million.

The Group monitors its capital structure by calculating a gearing ratio, defined as net interest-bearing debt divided by EBITDA (adjusted with non-cash flow items). The gearing ratio at 31 December 2013 was 1.89, which is considerably lower than the maximum allowed gearing ratio of 3.50.

3.2 Fair value estimation
The fair value of financial instruments that are not traded in an active market (e.g. loans and receivables) is determined by using valuation techniques such as net present value of estimated cash flows. For loans and receivables, the discount rate used is the weighted average cost of capital, which is the weighted value of the Group’s cost of debt and the cost of equity. The cost of equity is estimated by applying the capital asset pricing model. Market values of interest rate swaps are calculated using mid-rates (excluding margins) based on available market rates at present where each cash flow is discounted by the zero-coupon rate for the date of the payment.

As described in paragraph 2.4 and 2.8a, the preparation of cash flow estimates requires significant estimates to be made by Management regarding future cash flows from portfolios. The fair value of the portfolios is estimated to be approximately NOK 5 425.6 million and is based on net future estimated cash flows after tax, discounted with the estimated WACC for the Group. The corresponding carrying amount is NOK 4 832.0 million which is based on IAS 39 using the estimated gross future cash flows, where the discount factor is the individual IRR for each portfolio. The future cash flow forecasts used to estimate the fair market value are the same as the cash flow forecast used in the accounting for loans and receivables at 31 December 2013. For further discussion relating to cash flow estimates see paragraph 2.4 and 2.8a.

The fair value estimation is based on estimated annual net cash flows from portfolios. The estimated annual net cash flows from portfolios is the assumed annual future collection on portfolios per country, less assumed annual collection costs per country before tax. Collection costs consist of operational costs in the portfolio segment, i.e. payroll expenses, premises, communication costs, depreciation and other costs directly attributable to the portfolio segment. The collection costs as a percentage of the portfolio collection differ from country to country, ranging from 15.4% to 55.0%. In addition, the country specific marginal tax rate is applied. This individual collection cost and tax rate is applied to each country’s estimated future cash flow, adding up to an estimated total net cash flow (CF3) for the Group, presented in the table below.

Fair value estimation of portfolios is done according to the described methodology because this is one way of valuating portfolios that it is expected that a market participant would apply.

Portfolios owned at 31 December 2013

(NOK million)	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	Total

Collection (CF1)	1 739	1 467	1 251	1 079	940	830	743	670	588	457	9 764
Operating expenses	-454	-364	-300	-252	-216	-185	-162	-143	-123	-94	-2 293
Collection - operating expenses (CF2)	1 285	1 103	952	827	725	644	581	527	465	362	7 471
Tax	-16	-16	-18	-26	-45	-84	-106	-107	-101	-82	-603
Collection - operating expenses - tax (CF3)	1 269	1 088	934	801	679	560	475	420	364	280	6 869

Comparing the estimated cash flow for 2013 from last year with the actual cash flow from portfolios owned at 31 December 2012, shows a deviation of NOK 262 million. The estimated cash flow for these portfolios in 2012 was NOK 1 388 million, while the actual collection was NOK 1 650 million.

The weighted average cost of capital after tax is estimated to be 6.06% (details of the calculation is shown below), which is up from last year’s 5.66% mainly due to the increased 10 year interest rate. Based on this rate, the discounted

Aktiv Kapital 2013
Notes

value of the estimated net cash flows indicates that the fair value of portfolios is approximately NOK 5 426 million. To evaluate this calculation, a sensitivity analysis of the cash flow estimates is presented in the table below in order to see the effect of deviations to the cash flow estimates and variations in the cost of capital.

NPV (NOK million)	% of forecasted collection
		90%	100%	110%
Discount rate
	4.50%	4 822	5 826	6 916
	5.00%	4 710	5 691	6 758
	5.50%	4 602	5 562	6 607
	6.06%	4 487	5 426	6 446
	6.50%	4 398	5 319	6 320
	7.00%	4 303	5 204	6 185
	7.50%	4 210	5 093	6 054

(a) Cost of Capital
The cost of capital after tax is calculated using the capital asset pricing model (CAPM) in combination with the weighted average cost of capital (WACC).

(b) Cost of Capital calculation
Based on the variables from the table below, the estimated cost of capital after tax is approximately 6.06%.

Risk free rate
The risk free rate used in the calculation of the WACC is based on the 10 year Norwegian government bond, which on 31st December was priced at 3.04%. However, the Group has a significant part of its cash flows in other currencies than NOK and the largest ones being EUR, GBP, SEK and CAD. The respective 10 year government bond for these currencies range from 2.52% for SEK to 3.19% for GBP, with 2.16% for EUR and 2.77% for CAD. Given the fluctuations in the yield for these bonds we deem it reasonable and conservative to use the Norwegian 10 year government bond as basis for the risk free rate for the Group. Calculating a currency specific WACC for each currency, the risk free rate element would have reduced the WACC slightly compared to the WACC estimated for the Group.

Risk premium
Based on research done by an external consulting firm, the long-term risk premium is approximately 4%. As a result of the credit crunch that started in 2008, an additional premium of 3% was added to the risk premium used in the WACC calculation, making the total risk premium used 7%. As a result of assessment of the current economic climate, the premium of 7% is still used in the calculation in 2013. Although the liquidity risk seen in the credit crunch is reduced, there are still factors that may affect the market risk premium negatively.

Equity Beta
The equity beta is based on 5 years of monthly observations against the MSI world index. The calculations are based on data from Bloomberg.

Future cash flow estimates
The future cash flow estimates are based on the current 10 year IFRS forecast for the current asset base with no value after this 10 year period. Therefore there are no additional cash flows from future investments included in the fair value estimation. During 2013 the performance against the IFRS forecast was 115%. The portfolios have been revaluated during the year and positive portfolio revaluations of NOK 19.1 million have been recorded in 2013. The Group believes that the cash flow estimates that form the basis for the fair value calculation are based on best estimates.

(c) Internal rate of return
Due to the fact that over 80% of the portfolios have an initial computed effective interest rate higher than 15.0%, the fair value estimation shown in the sensitivity analysis above can differ from the corresponding book value of the

Aktiv Kapital 2013
Notes

portfolios, which is NOK 4 832.0 million, due to the higher discount factors. In addition, the fair value of the portfolios is calculated on net cash flow after tax, whereas the book value is calculated on gross cash flows.

3.3 Portfolios and changes in portfolio collection estimates
a) Portfolios

	2013	2012	2011

Opening balance	3 688 056	3 096 850	3 210 202
Acquisition of portfolios, net of buy-backs	1 390 235	1 218 771	272 076
Cash collections	-1 867 594	-1 634 522	-1 443 426
Interest recognised on portfolios	1 236 322	1 101 889	935 446
Change in portfolio collection estimates	49 289	18 743	116 456
Sale of Group company	-127 328	0	0
Exchange rate differences	462 996	-113 675	6 097
Closing balance	4 831 976	3 688 056	3 096 850

The face value of loans and receivables amounts to NOK 164 048 million including accrued interest at 31 December 2013 (2012: NOK 146 154 million). The loans and receivables consist of non-performing loans and the balance as at 31 December 2013 is NOK 4 832.0 million.

(b) Changes in portfolio collection estimates
Management reviews and evaluates the cash flow forecast for all portfolios on a monthly basis. The effect of the changes of the Group’s future cash flow estimates during 2013 resulted in a net increase of income of NOK 49.3 million. This amount has been calculated as the net present value of the difference in the cash flow estimates.

The net change in portfolio collection estimates in 2013 is specified in the table below.

	Negative revaluations	Positive revaluations	Net change in collection estimates

Central Europe	-9,003	59,022	50,019
Nordic	-100,184	43,680	-56,504
Canada	-1,500	15,701	14,201
France	-5,196	93	-5,102
UK	-17,521	65,175	47,654
Spain	-17,404	16,425	-979
Total	-150,807	200,097	49,289

The negative revaluations are a result of Management’s lowered estimates of future cash flows for some portfolios that have not performed as expected. The change in collection estimates resulting in positive revaluations in the table above is related to portfolios which have performed significantly over forecast. Included is also the effect of adding a year on the rolling 10-year cash flow estimates. Based on historical decay seen in each country of the collection in months after the original 10-year forecast, the effect of the re-valued portfolios is included in the positive revaluations column in the above table.

Aktiv Kapital 2013
Notes

3.4 Financial instruments
(a) Fair value

31 December 2013	Carrying amount					Fair value
	Held for trading	Desig- nated at fair value	Loans and receivables	Avai- lable- for-sale 2)	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total

Financial assets
Portfolios	0	0	4 831 976	0	0	4 831 976	0	0	5 425 576	5 425 576
Alternative Investments 1)	0	11 298	230 543	26 316	0	268 157	0	0	268 157	268 157
Total	0	11 298	5 062 518	26 316	0	5 100 133	0	0	5 693 733	5 693 733

Financial liabilities
Bank overdrafts	0	0	0	0	0	0	0	0	0	0
Interest-bearing loans, floating rate	0	0	0	0	2 647 669	2 647 669	0	0	2 647 669	2 647 669
Derivative financial instruments	7 589	0	0	0	0	7 589	0	7 589	0	7 589
Other financial liabilities	0	0	0	0	92 143	92 143	0	0	92 143	92 143
Total	7 589	0	0	0	2 739 812	2 747 401	0	7 589	2 739 812	2 747 401

1) Investments in a bridge finance provider in the UK and a private equity fund.
2) Investment in one private equity fund is defined as an available-for-sale investment.

31 December 2012	Carrying amount					Fair value
	Held for trading	Desig- nated at fair value	Loans and receivables	Avai- lable- for-sale 2)	Other financial liabilities	Total	Level 1	Level 2	Level 3	Total

Financial assets
Portfolios	0	0	3 688 056	0	0	3 688 056	0	0	4 115 614	4 115 614
Alternative Investments 1)	0	0	115 957	51 716	0	167 673	0	0		0
Total	0	0	3 804 013	51 716	0	3 855 729	0	0	4 115 614	4 115 614

Financial liabilities
Bank overdrafts	0	0	0	0	120 606	120 606	0	0	120 606	120 606
Interest-bearing loans, floating rate	0	0	0	0	1 960 537	1 960 537	0	0	1 960 537	1 960 537
Derivative financial instruments	29 725	0	0	0	0	29 725	0	29 725	0	29 725
Other financial liabilities	0	0	0	0	112 471	112 471	0	0	112 471	112 471
Total	29 725	0	0	0	2 193 614	2 223 338	0	29 725	2 193 614	2 223 338

1) Investments in a bridge finance provider in the UK and a private equity fund.
2) Investment in one private equity fund is defined as an available-for-sale investment.

The fair value of derivatives has been calculated by discounting the expected net future cash flows at prevailing interest rates. The fair value of bank overdrafts and interest-bearing loans is equal to book value as all interest-bearing loans are based on current floating rate. The fair value of portfolios has been calculated by discounting the expected net future cash flows at the prevailing required rate of return.

Aktiv Kapital 2013
Notes

(b) Derivative financial instruments
The Group has entered into the following interest rate swap agreements:

Instrument		Currency amount	NOK amount	Fixed rate	Currency value	NOK value	Due

Interest rate swap DNB	NOK	75 618	75 618	3.5700%	-2 766	-2 766	29 Jan 2016
Interest rate swap DNB	GBP	8 923	89 700	2.0950%	-180	-1 810	29 Jan 2016
Interest rate swap DNB	EUR	28 611	239 835	2.6160%	-919	-7 701	29 Apr 2015
Interest rate swap DNB	SEK	170 035	161 058	3.4390%	-5 769	-5 465	29 Apr 2015
Interest rate swap DNB	GBP	19 000	191 007	0.9750%	-50	-505	29 Jan 2016
Interest rate swap DNB	EUR	25 000	209 563	0.4450%	-25	-209	29 Jan 2016
Interest rate swap DNB	CAD	12 000	68 592	1.7375%	117	671	30 Apr 2020
Interest rate swap DNB	GBP	21 500	216 140	1.0980%	622	6 258	30 Apr 2020
Interest rate swap DNB	SEK	168 000	159 130	2.0175%	720	682	30 Apr 2020
Interest rate swap SEB	NOK	96 000	96 000	2.5975%	-592	-592	30 Apr 2020
Interest rate swap SEB	EUR	23 000	192 798	0.9465%	112	943	30 Apr 2020
Interest rate swap SEB	GBP	24 000	241 272	1.6175%	289	2 906	30 Jun 2020

The Group uses derivative financial instruments such as interest rate swaps to hedge its interest rate risk exposure. The fair value of the interest swaps as at 31 December 2013 was negative with NOK 7.6 million.

At 31 December 2013, the Group had no currency hedging instruments. However, all investments in foreign currencies are debt financed in the respective local currencies CAD, CHF, GBP, EUR, USD, SEK and NOK, thereby representing a hedge equal to the gearing ratio in each currency.
04 Other operating expenses

	2013	2012	2011

External commission	109 616	112 927	79 319
Fees to governmental authorities	58 808	49 585	51 777
Premises	20 025	22 536	26 664
Telephone and postage	23 510	22 375	23 716
Information Technology	26 799	17 205	17 117
Consultancy fees	28 758	21 600	24 287
Credit information	13 896	14 166	13 250
Office supplies	2 638	2 032	1 919
Travel and entertainment	7 318	7 563	7 793
Other expenses	54 725	51 817	51 284
Total other operating expenses	346 094	321 806	297 126
05 Payroll expenses

	2013	2012	2011

Wages and salaries	203 909	183 795	177 787
Social security	30 650	27 313	27 837
Pension	6 781	6 937	4 676
Other	8 450	5 485	11 873
Total payroll expenses	249 791	223 530	222 172

Number of full-time equivalents (FTE) as at 31 December	421	408	435

Aktiv Kapital 2013
Notes

The Group has defined contribution and defined benefit pension plans. The Group has one remaining unfunded defined benefit plan including five employees in Norway at the end of 2013. Pension cost relating to defined benefit plan was NOK 0.2 million in 2013. The costs relating to defined contribution plans was NOK 6.6 million.
06 Net interest and other financial expenses

	2013	2012	2011

Interest income on cash deposits	1 214	2 481	4 953
Other financial income	22 904	236	129
Interest expense on bank loans and overdrafts	-105 744	-100 935	-87 015
Borrowing fees and expenses	-25 240	-24 261	-35 947
Net interest and other financial expenses	-106 865	-122 479	-117 879
07 Income tax
The major components of income tax expense for the years ended 31 December.

(a) Income tax expense

	2013	2012	2011

Current tax expense
Current year	36 583	26 321	30 598
Adjustment for prior years	-11 487	1 839	36 940
Total current tax expense	25 096	28 160	67 538

Deferred tax expense
Origination and reversal of temporary differences	-137 814	93 644	99 935
Total deferred tax (-) income/expense	-137 814	93 644	99 935
Total income tax expense in income statement	-112 718	121 804	167 474

Reconciliation of Norwegian nominal tax rate to effective tax rate

	2013	2012	2011

Profit before tax	779 109	456 411	416 212
Nominal tax rate	28%	28%	28%
Expected tax expense	218 151	127 795	116 539

Net change in prior year tax provision	-10 454	1 868	55,655
Tax effect of abroad branches	13 174	7 396	5 061
Change tax base portfolios and previously not recognised deferred tax assets	-324 759	-23 435	527
Tax effect of permanent differences	11 078	7 661	-613
Tax effect of change in tax rates	23 866	233	-312
Adjustment for tax-rate differences	-22 951	-3 575	-8 591
Foreign exchange and other differences	-20 823	3 861	-792
Actual tax expense, net	-112 718	121 804	167 474

Effective tax rate	-14%	27%	40%

The main reason for the negative effective tax rate is due to deferred tax assets previously not recognised in statement of financial positions.

Aktiv Kapital 2013
Notes

Amounts recognised in other comprehensive income

	2013			2012
	Before tax	Tax expense (income)	Net of tax	Before tax	Tax expense (income)	Net of tax

Exchange differences on translation of foreign operations	177 243	0	177 243	-57 440	0	-57 440
Net change in fair value of available-for-sale financial assets	10 686	2 815	7 871	5 696	1 595	4 101
Net gain/(-)loss on hedge of net investment in foreign operations	-13 118	-3 518	-9 601	5 501	1 540	3 960
Remeasurement gains (losses) on defined benefit plans	248	68	180	0	0	0
Total other comprehensive income for the period, net of tax	175 058	-635	175 693	-46 243	3 135	-49 379

(b) Deferred tax
Deferred tax at 31 December relates to the following:

Deferred tax assets and liabilities

	2013	2012

Deductable temporary differences - Current items	-5 534	-57 309
Deductable temporary differences - Non-current items 1)	-41 135	-76 057
Loss carried forward	-401 312	-312 200
Taxable temporary differences - Current items	9 284	34 701
Taxable temporary differences - Non-current items 1)	463 977	568 933
Transitional effect of IAS19R	0	586
Deferred tax (-) assets/liabilities	25 279	158 654
1)NOK 425.4 million (2012: NOK 495.5 million) of the non-current items are related to portfolios, NOK 3.6 million (2012: NOK 11.6 million) are related to untaxed reserves in Sweden and other non-current items are NOK -6.2 million (2012: NOK -14.2 million).

The tax losses carried forward and temporary differences where deferred tax assets have not been recognised are presented below:
Tax losses carried forward as at 31 December with expiration year

	2013	2012

2017	0	0
2018	0	0
2025	2 060	0
2026	3 838	6 982
2027	4 495	4 428
2028	1 566	1 534
2029	2 900	2 839
2030	6 071	5 944
2031	6 282	6 151
2032	1 734	7 819
No time limit	2 510 693	2 628 635
Total tax losses carried forward	2 539 639	2 664 332
Tax losses carried forward where deferred tax assets have been recognised	1 486 869	1 058 306
Whereof not recognised as deferred tax assets	1 052 770	1 606 026

Other temporary differences not recognised as deferred tax assets
Deductable temporary differences - Current items	302	796 764
Deductable temporary differences - Non-current items	21	-179 818
Other temporary differences not recognised as deferred tax assets	323	616 946

Total temporary differences and tax losses carried forward not recognised as deferred tax assets	1 053 093	2 222 972

Aktiv Kapital 2013
Notes

The deferred tax assets from losses carried forward which have been recorded relate to Norway (NOK 393.6 million) and Canada (NOK 7.5 million). Tax losses in Canada expire in the period 2025-2033. All other tax losses do not expire under current tax legislation.

Deferred tax assets relating to temporary differences which are not recognised as deferred tax assets amounts to NOK 0.1 million and deferred tax assets relating to tax losses carried forward which are not recognised as deferred tax assets amounts to NOK 284.2 million.

Deferred tax assets are recognised for all unused tax losses to the extent that it is probable that it can be utilised against taxable profit in the future. Significant judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and level of future taxable profits together with future tax planning strategies. In Norway tax losses carried forward can be utilised through group contributions. The income from the portfolios is however likely to generate a future taxable profit in order to make use of the tax losses carried forward. In Canada it is in the Group’s opinion likely to create sufficient profit in the future to utilise the tax loss carry forward.

Tax losses carried forward and other temporary differences not recognised as deferred tax assets are mainly related to the discussion with the Norwegian Tax Authorities. See note 22 for further information.

	2013	2012

Deferred tax (-) assets/liabilities at 1 January	158 654	74 057
- Transitional effect of IAS19R	0	586
- Change in deferred tax	-137 814	93 645
- Disposal of subsidiary	-29 839	0
- Net foreign exchange differences	34 278	-9 633
Deferred tax (-) assets/liabilities at 31 December	25 279	158 654
08 Tangible assets

	2013	2012

Accumulated cost at 1 January	112 230	117 548
Additions	12 417	4 438
Disposals	-31 541	-7 031
Exchange adjustment accumulated cost	5 974	-2 725
Accumulated cost at 31 December	99 079	112 230

Accumulated depreciation at 1 January	-96 847	-87 207
Depreciation	-12 380	-18 279
Depreciation on disposals	30 878	6 455
Exchange adjustment depreciation	-4 908	2 184
Net book value 31 December	15 822	15 382

	2013	2012

Depreciation method	Straight-line	Straight-line
Economic useful lives	3 to 10 years	3 to 10 years

Aktiv Kapital 2013
Notes

09 Intangible assets
Goodwill acquired through business combinations have been allocated to two individual cash generating units for impairment testing; Canada and Spain.
The carrying amounts of goodwill allocated to each country is in local currency

	2013	2012

Canada	CAD 10.2 million	CAD 10.2 million
Spain	EUR 2.1 million	EUR 2.1 million

The carrying amounts of goodwill allocated to each country is in NOK

	2013	2012

Canada	NOK 58.2 million	NOK 57.0 million
Spain	NOK 17.4 million	NOK 15.2 million

Goodwill in Canada is related to the business combination of PMG in Canada in September 2005 while the goodwill in Spain is related to the business combination of Treym in January 2005.

The impairment tests for goodwill in Canada and Spain have been performed within the fiscal year. The recoverable amount is based on calculations of a “profit” that should be able to sustain the recorded goodwill value. The profit is defined as the difference between net present value of net future cash flows after local collection costs and tax discounted at the weighted average cost of capital after tax, and net present value of net future cash flows discounted at the individual rate of return for the portfolios. The net future cash flows are discounted at a rate 6.06% (details for the calculations can be found under paragraph 3.2), and the discount rate before tax is estimated to 8.30%.

The result of the impairment tests show that there is no need for write-down of the goodwill in either cash generating unit, Canada or Spain. A write-down would have been made if the values of the goodwill recorded in the financial statement had been higher than the calculated profit.

Other intangible assets relate to implementation cost of a IT platform, and will be amortised over 3 years.

2013	Goodwill	Other	Total

Accumulated cost at 1 January 2013	72 227	1 302	73 529
Additions	0	2 928	2 928
Exchange adjustment on cost	3 373	141	3 515
Accumulated cost at 31 December 2013	75 600	4 372	79 972

Accumulated amortisation at 1 January 2013	0	-643	-643
Amortisation	0	-487	-487
Exchange adjustment on amortisation	0	-50	-50
Net book value 31 December 2013	75 600	3 192	78 792

2012	Goodwill	Other	Total

Accumulated cost at 1 January 2012	75 841	1 324	77 165
Exchange adjustment on cost	-3 614	-22	-3 636
Accumulated cost at 31 December 2012	72 227	1 302	73 529

Accumulated amortisation at 1 January 2012	0	-209	-209
Amortisation	0	-438	-438
Exchange adjustment on amortisation	0	4	4
Net book value 31 December 2012	72 227	660	72 887

Aktiv Kapital 2013
Notes

10 Other financial assets

	2013	2012

Long-term investments	109 301	51 716
Other	4 083	4 318
Total other financial assets	113 384	56 034

Through an agreement with a bridge finance provider in the UK, the Group has a commitment to contribute up to GBP 30 million on a rolling basis related to bridge financing of residential property loans in the UK with a maximum term of 36 months. An accumulated total of GBP 54.5 million has been invested as per 31 December 2013, whereof GBP 35.6 million has been repaid. The investment is classified as both a non-current and current asset in the statement of financial position with net book value per 31 December 2013 of NOK 71.7 million and NOK 158.9 million, respectively. The year to date income related to this investment is presented as other operating revenue and is as per 31 December 2013 NOK 19.8, million net the accumulated 2.5% rate fee of NOK 3.5 million.

The Group has entered into a participation agreement with a private equity fund to invest USD 10 million for a period of four years. The partnership will target investments in a broad range of financial and other investments such as non-performing loans, bridge financing and residential mortgage-backed security. The investment is classified as an available-for-sale investment and is measured at fair value in the statement of financial position based on quarterly reported fair values from the fund administrator. As per 31 December 2013, USD 9.4 million has been invested and has been classified as non-current asset in the statement of financial position. The future commitment of USD 0.6 million has not been recorded in the balance. The net change in the fair value of this investment of NOK 7.9 million at 31 December 2013 is recognised in other comprehensive income.

During 2013, the Group entered into a second investment in another private equity fund. Per 31 December 2013, USD 2.1 million of the total commitment of USD 25.0 million has been invested. The investment is measured at fair value which is booked directly to the consolidated statement of comprehensive income. Accumulated fair value of per 31 December 2013 amounted to NOK -0.9 million.

The Group has in December 2012 entered into an agreement with a mutual fund to invest USD 75 million. USD 11.5 million of the total commitment of USD 75 million was invested when the total investment (investment and assignment) was sold in June 2013 to Kilkenny Holdings Ltd. The sale price was USD 12.0 million, which consisted of USD 11.5 million in investment, USD 0.3 million in arrangement fees and USD 0.2 million in financing costs. The arrangement fees and financing costs are recognised as revenue for this investment and presented as other operating revenue with a total of NOK 2.7 million in 2013.

The total long-term part of the investments in the bridge finance provider in the UK and the private equity funds amounts to NOK 109.3 million at 31 December 2013, and includes the invested amount adjusted for received distributions and the change in fair value.
11 Trade and other receivables

	2013	2012

Trade receivables	4 627	2 817
Short-term interest-bearing receivables 1)	158 856	115 957
Other	56 726	40 183
Total trade and other receivables	220 209	158 957
1) The short-term interest-bearing receivables relates to an agreement with a bridge finance provider, with a commitment to contribute up to GBP 30 million in a period of 12 months related to bridge financing of residential short-term property loans in the UK. The net of invested and settled debt is classified as current asset in the statement of financial position.

Trade receivables are non-interest-bearing and are generally on 30-90 days’ terms.

Aktiv Kapital 2013
Notes

12 Cash and short-term deposits
Cash at banks earns interest at floating rates which is based on daily bank deposits rates. Included in the cash and short-term deposits are restricted deposits for employee payroll witholding taxes of NOK 1.9 million (2012: NOK 1.8 million).

At 31 December 2013, the Group had available NOK 150.0 million (2012: NOK 29.4 million) of undrawn committed funds in the overdraft facility.

For the purpose of consolidated statement of cash flows, cash and cash equivalents comprise of the following:

	2013	2012

Cash at hand and in banks	260 849	224 099
Restricted deposits	1 917	1 830
Total	262 766	225 929
Bank overdrafts	0	120 606
Cash and bank overdrafts at 31 December	262 766	105 323
13 Interest-bearing loans and borrowings
Current liabilities

(a) Bank overdrafts
The Group has a NOK 150.0 million multicurrency overdraft facility, whose purpose and terms are similar to the NOK 2 000 million multicurrency term loan facility 1) explained under b). The undrawn balance as at 31 December 2013 amounts to NOK 150.0 million.

		Interest rate %	2013	2012

Bank overdraft (CAD)	a)	N/A	0	8 240
Bank overdraft (CHF)	a)	N/A	0	43 035
Bank overdraft (DKK)	a)	N/A	0	16 528
Bank overdraft (EUR)	a)	N/A	0	25 182
Bank overdraft (GBP)	a)	N/A	0	52 531
Bank overdraft (USD)	a)	N/A	0	-117 160
Bank overdraft (NOK)	a)	N/A	0	141 528
Bank overdraft (SEK)	a)	N/A	0	-49 278
Total current interest-bearing liabilities			0	120 606
1) EUR, GBP, NOK and SEK.

Amounts in the table above relates to the line item “Overdraft facility” in the Consolidated Statement of Financial Position.

(b) Multicurrency term loan agreement
During March 2011, the Group entered into a multicurrency term loan agreement with an originating balance of NOK 2 000.0 million. The loan is due 29 March 2015. All portfolio investments purchased prior to 7 April 2011 are funded through this term loan.

		Interest rate %	Maturity 1)	2013	2012

Secured bank loan (EUR)	b)	2.47700%	December 2014	136 216	137 644
Secured bank loan (GBP)	b)	2.76688%	December 2014	99 048	75 902
Secured bank loan (NOK)	b)	3.96000%	December 2014	81 472	68 438
Secured bank loan (SEK)	b)	3.45100%	December 2014	28 908	80 147
Subordinated Loan - Metrogas Holding Inc. (USD)	c)	3.99660%	December 2014	182 511	166 992
Interest-bearing Deposits (SEK)	d)	2.10000%		208 699	107 859
Total current interest-bearing liabilities				736 853	636 982
1) Installments on term loan due by 31 December 2014 are recorded as short-term liabilities.

Aktiv Kapital 2013
Notes

Amounts in the table above indicated with b) and c) relates to the line item “Interest-bearing loans and borrowings” under “Current liabilities” in the Consolidated Statement of Financial Position. The amounts indicated with d) relates to the line item “Interest-bearing deposits” in the Consolidated Statement of Financial Position.

(c) Subordinated Loan Agreement
On 27 December 2013, the Group entered into a short-term subordinated loan agreement with Metrogas Holding Inc, a company incorporated and existing under Aktiv Kapital’s ownership-structure with Geveran Trading Co Ltd. The short-term loan is due on 27 December 2014.

(d) Interest-bearing deposits
The short-term interest-bearing deposits of NOK 208.7 million as at 31 December 2013 (2012: NOK 107.9 million) relates to the bank accounts held by AK Nordic AB. These deposits consist of amounts due to the public.

Non-current liabilities

(e) Multicurrency Revolving Credit Facility
On 4 May 2012, the Group entered into a NOK 1 000.0 million multicurrency revolving credit facility with a NOK 1 000.0 million accordion option. On 28 June 2013, the Group utilized NOK 500.0 million of the accordion option which increased the multicurrency revolving credit facility accordingly. This loan is the main source of funding for portfolio investments purchased after 7 April 2011.

		Interest rate%	Maturity	2013	2012

Secured bank loan (EUR)	b)	2.4770%	March 2015	251 475	339 521
Secured bank loan (GBP)	b)	2.7669%	March 2015	182 857	187 225
Secured bank loan (NOK) 1)	b)	3.9600%	March 2015	-32 764	-24 396
Secured bank loan (SEK)	b)	3.4510%	March 2015	1 404	197 696
Secured bank loan (CAD)	e)	4.2800%	May 2016	98 315	63 244
Secured bank loan (EUR)	e)	3.2130%	May 2016	681 497	176 184
Secured bank loan (GBP)	e)	3.5232%	May 2016	707 731	295 962
Secured bank loan (CHF)	e)	N/A	May 2016	0	717
Secured bank loan (NOK)	e)	4.7100%	May 2016	20 300	17 300
Secured bank loan (SEK)	e)	N/A	May 2016	0	70 102
Financial lease (NOK)				0	0
Total non-current interest-bearing liabilities				1 910 816	1 323 555
1) Net of up front paid amortised arrangement fee NOK 33.2 million.

Amounts in the table above relates to the line item “Interest-bearing loans and borrowings” under “Non-current liabilities” in the Consolidated Statement of Financial Position.

(f) Loan amortisation
The repayment schedule by currency is shown in the table below (all amounts in NOK).

	Term Loan Facility				Revolving Credit Facility						Subordinated Loan
	EUR	GBP	NOK	SEK	CAD	EUR	GBP	CHF	NOK	SEK	USD

January 2014	36 673	26 667	21 935	7 783	0	0	0	0	0	0	0
April 2014	36 673	26 667	21 935	7 783	0	0	0	0	0	0	0
July 2014	31 434	22 857	18 801	6 671	0	0	0	0	0	0	0
October 2014	31 434	22 857	18 801	6 671	0	0	0	0	0	0	0
December 2014	0	0	0	0	0	0	0	0	0	0	182 511
January 2015	31 434	22 857	409	1 404	0	0	0	0	0	0	0
March 2015	220 041	160 000	0	0	0	0	0	0	0	0	0
May 2016	0	0	0	0	98 315	681 497	707 731	0	20 300	0	0

Aktiv Kapital 2013
Notes

(g) Financial covenants
The financial covenants are presented in the tables below. All covenants have been met as at 31 December 2013.

Financial covenants

	Requirement	2013	2012

Total Loans / Borrowing Base (Term Loan)	max 65%	45.5%	57.5%
Total Loans / Borrowing Base (Credit Facility)	max 65%	61.8%	56.9%
Debt service coverage ratio	Min 1.10	1.95	1.76
Leverage ratio	Max 3.5	1.89	1.79

Bank borrowings secured by pledged assets

	2013	2012

Overdraft facility	0	120 606
Current interest-bearing loans and borrowings	345 643	362 130
Non-current interest-bearing loans and borrowings	1 943 989	1 366 763
Total	2 289 632	1 849 500

Balance sheet value of pledged assets

	2013	2012

Portfolios (Term Loan Borrowing Base)	2 045 710	2 327 868
Portfolios (Credit Facility Borrowing Base)	2 740 952	1 095 645
Bank deposits	262 766	225 929
Total	5 049 428	3 649 442
14 Trade and other payables

	2013	2012

Trade payables	7 295	9 903
Accrued expenses	83 324	50 544
Vendor financing	1 402	52 078
Total trade and other payables	92 022	112 526

Trade payables are non-interest-bearing and are normally settled on 30-day terms. Accrued expenses are non-interest-bearing and have an average term of 30 days.

Vendor financing is related to portfolio acquisitions not yet fully paid. Amounts are normally due within 6 months.
15 Other current liabilities

	2013	2012

Public duties payable	27 386	19 474
Interest payable	14 644	14 762
Other	33 966	67 264
Total other current liabilities	75 995	101 501

Interest payable is normally settled quarterly throughout the financial year.

Aktiv Kapital 2013
Notes

16 Commitments
16.1 Operating lease commitments - Group as lessee
The Group has entered into commercial leases for premises, motor vehicles and items of office equipment. The lease payments for a majority of the lease contracts for the premises are adjusted based on the consumer price index. The leases have an average life of between 2 and 3 years. There are no restrictions placed upon the lessee by entering into these leases.

Future minimum rentals payable under non-cancellable operating leases as at 31 December are as follows:

Property rental

	2013	2012

Within one year	16 585	14 970
One to five years	51 565	29 044
More than five years	4 415	2 615
Total	72 565	46 629

Several of the leased properties have been sublet by the Group.

The Group’s minimum expected sublease income is as follows:

Property sub lease

	2013	2012

Within one year	509	548
One to five years	2 196	2 349
More than five years	0	114
Total	2 704	3 010

The increase in property sublease is mainly connected to UK.

Other commitments

	2013	2012

Within one year	1 181	1 198
One to five years	1 563	1 158
Total	2 751	2 356

Lease expense during the period amounts to NOK 23.0 million (2012: NOK 26.3 million). Sublease payments are recognised as a reduction in expense during the period and amounts to NOK 2.7 million (2012: NOK 3.0 million).

16.2 Forward flow agreements
The Group has committed to buy non-performing debt portfolios for delivery in 2014 (“forward flow” contracts) from financial institutions in the UK with an estimated face value of NOK 256.4 million in 2014. The purchase price for the forward flows is estimated to NOK 32.6 million. The estimated face value and purchase price of the majority of the contracts is based on the maximum face value in the purchase agreement.

16.3 Private equity funds
Two participation agreements have been entered into with a private equity fund to invest USD 10 million and USD 25 million over a period of 4 years and a partnership term for 8 years. As per 31 December 2013 USD 9.4 million of the total commitment of USD 10.0 million has been invested in the first fund and USD 2.1 million of the total commitment of USD 25.0 million has been invested in the second fund. See note 10 for more information.

Aktiv Kapital 2013
Notes

16.4 Mutual fund
In December 2012, Aktiv Kapital entered into an agreement with a mutual fund, with a total commitment of USD 75 million to be invested. The investment is classified as a fair value through P&L investment, and is measured at fair value in the statement of financial position. This investment was sold in June 2013. See note 10 for more information.
17 Related party disclosures
The Group’s related parties include the Group Executive Management and members of the Board of Directors of the Company. Geveran Trading Co Ltd owns 100% of the Company and has significant influence over the Group, therefore, the companies controlled by Geveran Trading Co Ltd are also related parties to the Group

On 27th of December 2013, Aktiv Kapital Investment AS entered into a subordinated loan with a related party of Geveran Trading Co Ltd, Metrogas Holding Inc, of USD 30 million. The loan was attained to finance the investments in bridge financing in the UK and private equity funds. The loan is due 27th of December 2014 and is classified as short-term debt.

Intra-group related party transactions and outstanding balances are eliminated in the preparation of consolidated financial statements of the Group.

The sales to and purchases from related parties are made at normal market prices as the transactions are performed on the same terms as unrelated parties.

Outstanding balances at the year-end are unsecured, interest-free and settlement occurs in cash. There have been no guarantees provided or received for any related party receivables or payables. For the year ended 31 December 2013, the Group has not made any provision for doubtful debts relating to amounts owed by related parties (2012: 0). This assessment is undertaken each financial year by examining the financial position of the related party and the market in which the related party operates.

Company name	Owner	Country of incorporation

AK Nordic AB	AK Portfolio Holding AB	Sweden
Global Finance Scandinavia AB	AK Sverige AB	Sweden
AKNRM	Aktiv Kapital Acquisitions Inc.	Mexico
AK Portfolio Holding Limited	Aktiv Kapital AS	Cyprus
Aktiv Kapital Financial Services AS	Aktiv Kapital AS	Norway
Aktiv Kapital Portfolio AS	Aktiv Kapital AS	Norway
Aktiv Kapital Investment AS	Aktiv Kapital AS	Norway
Aktiv Kapital Acquisitions Inc.	Aktiv Kapital Canada Ltd.	Canada
Aktiv Kapital Inkasso Gmbh	Aktiv Kapital Financial Services AS	Austria
Aktiv Kapital Canada Ltd.	Aktiv Kapital Financial Services AS	Canada
Aktiv Kapital Collection SLU	Aktiv Kapital Financial Services AS	Spain
Aktiv Kapital Oy	Aktiv Kapital Financial Services AS	Finland
Aktiv Kapital Deutschland GmbH	Aktiv Kapital Financial Services AS	Germany
Aktiv Kapital Portfolio Collection AS	Aktiv Kapital Financial Services AS	Norway
AK Sverige AB	Aktiv Kapital Financial Services AS	Sweden
Aktiv Kapital Sverige Services AB	Aktiv Kapital Financial Services AS	Sweden
Aktiv Kapital (UK) Ltd.	Aktiv Kapital Financial Services AS	UK
Aktiv Kapital Portfolio Oy	Aktiv Kapital Porfolio AS	Finland
Aktiv Kapital Sourcing AS	Aktiv Kapital Portfolio AS	Norway
Aktiv Kapital Holding AG	Aktiv Kapital Portfolio AS	Switzerland
AK Portfolio Holding AB	Aktiv Kapital Portfolio AS	Sweden
Crystal Production AS	Aktiv Kapital Portfolio AS	Norway
Aktiv Kapital Asset Investments Ltd.	Aktiv Kapital Portfolio AS	UK
Aktiv Kapital First Investment Ltd.	Crystal Production AS	Bermuda
AKCL Investments Ltd.	Crystal Production AS	Bermuda
Crystal Ocean AS	Crystal Production AS	Norway
Green Sea AS	Crystal Production AS	Norway
All entities are 100% owned by a Group company.

Aktiv Kapital 2013
Notes

Given low levels of debt sales in Switzerland, Aktiv Kapital agreed in July 2013 to sell its Swiss servicing operation and Swiss portfolios to Intrum Justitia. In parallel Aktiv Kapital co-invested with Intrum Justitia in a portfolio where the servicing is outsourced to Intrum Justitia. Closing of the transaction took place on 20 August 2013. The sale resulted in a one-time gain for the Group of NOK 111.2 million. This is included in “Other operating revenue” in the consolidated statement of comprehensive income.
18 Remuneration
18.1 Chief Executive Officer and Board of Directors

Remuneration 2013

Director's fee		Salary	Bonuses earned in 2013 paid in 2014	Other	Pension cost

Geir Langfeldt Olsen, Chief Executive Officer	0	3 327	0	4	0
Total	0	3 327	0	4	0

Board of Directors
Harald Thorstein, Chairman	300	0		0	0
Per Erik Asmyr	250	0		0	0
Geir Langfeldt Olsen	0	0		0	0
Total	550	0		0	0

Remuneration 2012

Director's fee		Salary	Bonuses earned in 2012 paid in 2013	Other	Pension cost

Geir Langfeldt Olsen, Chief Executive Officer	0	3 206	0	6	0
Total	0	3 206	0	6	0

Board of Directors
Fredrik Halvorsen, Chairman	200	0		0	0
Cecilie Astrup Fredriksen	175	0		0	0
Per Erik Asmyr	175	0		0	0
Total	550	0		0	0

Remuneration 2011

Director's fee		Salary	Bonuses earned in 2011 paid in 2012	Other	Pension cost

Erik Oyno, Chief Executive Officer (until 30.04.2011)	0	3 176	0	8	197
Geir Langfeldt Olsen, Chief Executive Officer (from 19.09.2011)		861	0	1	93
Total	0	4 037	0	9	290

Board of Directors
Fredrik Halvorsen, Chairman	0	0		0	0
Svein Aaser 1)	300	0		0	0
Cecilie Astrup Fredriksen	175	0		0	0
Elin Karfjell 1)	275	0		0	0
Per Erik Asmyr	175	0		0	0
Total	925	0		0	0
1) Including Audit Committee fee of NOK 125 000 to Svein Aaser and NOK 100 000 to Elin Karfjell.
Chief Executive Officer, Geir Langfeldt Olsen, will receive 12 month salary if his employment is terminated.

See note 19 for description of share-based payments.

Aktiv Kapital 2013
Notes

18.2 Audit fees
The table below summarises audit fee, fees for audit related services, tax services and other services incurred by the Group during 2011, 2012 and 2013 from Ernst & Young who is Aktiv Kapital’s auditor. Fees include both Norwegian and foreign subsidiaries.

External audit remuneration

External audit remuneration	2013	2012	2011

Ordinary audit	3 400	3 592	3 608
Audit related services	449	594	635
Tax services	2 887	2 386	1 588
Other services	708	2 536	254
Total	7 445	9 109	6 084

Ordinary audit as agreed, other items as expensed.
19 Share-based payments
The Group granted warrants in two different plans with different set of conditions. The two plans’ conditions are presented separately and will be named Plan 1) and Plan 2). The fair value of the two plans are calculated by using the Black-Scholes-Merton option pricing model, and there are no cash settlement alternatives.

Currently there are no traded warrants on the Aktiv Kapital AS share. Five year historical volatility of the Aktiv Kapital AS share price was used in the valuation for Plan 1). In Plan 2) 35% volatility is set based on Aktiv Kapital historical volatility and the volatility of the shares in a comparable company.

The risk-free interest rate is equal to the expected term of the warrant being valued. For warrants quoted in NOK, interest rate from Norges Bank on Grant Date is used.

Dividend on the Aktiv Kapital AS share will apply to reduce the exercise price on the employee share warrants. Thus, input for expected dividend is zero.

In both plans there are cancellation clauses saying that all option rights shall be cancelled upon the occurrence of a change of control. The company shall pay the option holders a compensation equal to the price applied in the transaction less the warrant price multiplied with the number of option cancelled.

19.1 Plan 1)
(a) Description of plan

The Chief Executive Officer, Geir Langfeldt Olsen, was granted warrants of 1 050 000 shares on 8 September 2011. The exercise price of the warrants is fixed at NOK 27.50, but will be adjusted in case of dividend.

The contractual life of each warrant expires 8 September 2015. The vesting period is the period during the conditions to obtain the right to exercise must be satisfied. The warrants granted shall vest as follows:

350 000 on 8 September 2012
350 000 on 8 September 2013
350 000 on 8 September 2014

Aktiv Kapital 2013
Notes

(b) Outstanding warrants and awards

Warrant price	Number of shares	Normally exercisable

27.50	350 000	2012 to 2015
27.50	350 000	2013 to 2015
27.50	350 000	2014 to 2015

As at 31 December 2013 the weighted average remaining of the contractual life of these warrants are 1.7 years, which is 8 September 2015.

Specification number of warrants

	Number of shares	Exercise price 31.12.2013

Geir Langfeldt Olsen, Chief Executive Officer	1 050 000	27.50

(c) Movements in the year

Warrant price	Number of shares	Weighted average exercise price

Outstanding at 1 January	1 050 000	27.50
Granted during the year	0	0
Outstanding at 31 December	1 050 000	27.50
Exercisable at 31 December	700 000	27.50

(d) Expense charged to profit or loss
The expense recognised for the year arising from this equity compensation plan was as follows:

	2013	2012	2011

Equity-settled expense	1 087	2 449	919

The fair value of share-based compensation at the grant date is expensed over the vesting period.

(e) Fair value of warrants
The fair value of the warrants was estimated on the date of grant, based on the following weighted average assumptions:

Weighted average assumption

Spot price	24.40
Exercise price	27.50
Cap	55.00
Expected volatility	48%
Expected life	4 yrs
Expected dividend yield	0
Risk free interest rate	1.47%

19.2 Plan 2)
(a) Description of plan

This warrant was granted in 2013 to a number of key personnel in the company.

Aktiv Kapital 2013
Notes

The contractual life of each warrant expires 30 April 2017. The vesting period is the period during the conditions to obtain the right to exercise must be satisfied. The warrants granted shall vest as follows:

246 250 on 1 February 2016
246 250 on 1 February 2017

(b) Outstanding warrants and awards

Warrant price	Number of shares	Normally exercisable

50.00	246 250	2016 to 2017
50.00	246 250	February - April 2017

As at 31 December the weighted average remaining of the contractual life of these warrants are 3.2 years, which is 30 April 2017.

Specification number of warrants

	Number of shares	Exercise price 31.12.2013

Option of 2013.11.05	492 500	50.00

(c) Movements in the year

Warrant price	Number of shares	Weighted average exercise price

Outstanding at 1 January	0	0
Granted during the year	492 500	50.00
Outstanding at 31 December	492 500	50.00
Exercisable at 31 December	0

(d) Expense charged to profit or loss
The expense recognised for the year arising from this equity compensation plan was as follows:

	2013	2012	2011

Equity-settled expense	345	0	0

The fair value of share-based compensation at the grant date is expensed over the vesting period.

(e) Fair value of warrants
The fair value of the warrants was estimated on the date of grant, based on the following weighted average assumptions:

Weighted average assumption

Spot price	50.00
Exercise price	50.00
Expected volatility	35%
Expected life	3.24
Expected dividend yield	0
Risk free interest rate	1.81%

Aktiv Kapital 2013
Notes

20 Share capital and treasury shares

Number of shares (thousands)	2013	2012

Authorised
Ordinary shares of NOK 0.10	45 047	47 192
Cancellation of treasury shares of NOK 0.10	0	-2 145
Total	45 047	45 047

The Company has acquired own shares through purchases on the Oslo Stock Exchange. The purchases are presented in the table below:

Purchase date	Shares (thousands)	Share price 1)

25 November 2005	100	90.00
10 January 2008	45	81.27
18 October 2010	2 000	34.70
06 October 2012 (cancellation of treasury shares)	-2 145	N/A
Total	0
1) The share price does not include brokerage.

Ordinary shares issued and fully paid	Number of shares (thousands)	Nominal value

At 1 January 2004	34 642	3 464
Issued on January 2004 for cash on exercise of share options	13	1
Issued in May 2004 for cash on exercise of share options	25	3
Issued on July 2005 in exchange for issued share capital of Olympia Capital ASA	12 500	1 250
At 1 January 2005	47 180	4 718
Issued on January 2005 for cash on exercise of share options	13	1
Treasury shares	-100	-10
At 1 January 2007	47 092	4 709
Treasury shares	-45	-5
At 31 December 2008	47 047	4 705
At 31 December 2009	47 047	4 705
Treasury shares	-2 000	-200
At 31 December 2010	45 047	4 505
At 31 December 2011	45 047	4 505
At 31 December 2012	45 047	4 505
At 31 December 2013	45 047	4 505

There have been no transactions invoicing ordinary shares or potential ordinary shares between the reporting date and the date of completion of these financial statements except for the information given in note 23.

For further information regarding shares and shareholders, see note 15 in the Financial Statements of the Company.

Aktiv Kapital 2013
Notes

21 Dividends paid and proposed

	2013	2012	2011

Paid during the year
Equity dividends on ordinary shares:
Final dividend for 2013: NOK 2.22 per share (2012: NOK 0.00 per share)	100 000	0	900 950

Proposed for approval at AGM (not recognised as a liability as at 31 December)
Equity dividends on ordinary shares:
Dividends for 2013: NOK 0.00 per share (2012: NOK 2.22 per share)	0	100 000	67 571

The dividend proposed for 2012 by Aktiv Kapital’s Board at the 30 April 2013 Annual General Meeting was subsequently approved by the Annual General Meeting.
22 Contingent liabilities
The Norwegian tax authorities have in 2005 and 2006 questioned the use of tax losses carried forward for the tax years 2003 and 2004 in certain subsidiaries, and in 2013 also questioned the tax losses used in 2005. The tax authorities have been provided with responses and documentation, have carried out a tax audit and addressed the question of tax penalties. In December 2011, the Company received a decision that the subsidiaries were not allowed to utilise NOK 974 million of tax losses carried forward. Following this decision, the Company received and paid a tax claim totalling NOK 93.9 million. There are no other outstanding tax claims relating to this case. Aktiv Kapital does not agree with this decision and has taken the case to tribunal. The case is scheduled in court in October 2014. The Company has not recognised any deferred tax assets relating to these tax losses carried forward that are being questioned by the tax authorities.

The Group is in dispute with the UK VAT authorities (HMRC), where the HMRC claims that Aktiv Kapital First Investment Limited, registered in Bermuda, has a fixed establishment in the UK for VAT purposes. In total, the VAT authorities have raised assessments against Aktiv Kapital (UK) Ltd for GBP 7.1 million in VAT. Aktiv Kapital (UK) Ltd has contested this, and claims that Aktiv Kapital First Investment Limited has no establishment in the UK for VAT purposes. In connection with this enquiry, HMRC has withheld the VAT repayments due to the company until the enquiry is settled. Aktiv Kapital does not agree with HMRC regarding the fixed establishment decision and is confident that the repayments will be made on resolution of the dispute. The case is taken to tribunal and will probably be scheduled in court during 2015.

Aktiv Kapital has operations in several tax jurisdictions. Aktiv Kapital also has significant intra-group transactions with subsidiaries in different jurisdictions taking place as a part of the ordinary course of business. Tax and VAT are complex areas where the interpretations of laws and regulations are constantly subject to change. As a consequence, issues related to tax and VAT will arise from time to time. The Group makes provisions for tax and VAT liabilities were the nature of the case and possible outcomes make it necessary to be provided for.
23 Subsequent events
On 19th February 2014 Geveran Trading Co. Ltd. agreed to sell all its shares in Aktiv Kapital AS for EUR 643 million to PRA (Portfolio Recovery Associates, Inc.), a financial and business services company operating in the U.S. and U.K. The closing of the transaction took place on the 16th July 2014 after successful completion of certain customary and regulatory closing conditions.